Exhibit 10.4

Rules of the Ikanos Communications, Inc.
Amended and Restated 2004 Equity Incentive Plan
For the Grant of Stock Options to Employees in France

1.   Introduction.

The Board of Directors (the “Board”) of Ikanos Communications, Inc. (the “Company”) has established the Ikanos Communications, Inc. Amended and Restated 2004 Equity Incentive Plan (the “U.S. Plan”) to attract and retain the best available personnel for positions of substantial responsibility, to promote the success of the Company’s business and to provide additional incentive to employees, directors and consultants, including employees of its French affiliate(s) (a “French Entity”), of which the Company holds directly or indirectly at least 10% of the share capital.

Section 4(b) of the U.S. Plan specifically authorizes a committee designated by the Board (the “Committee”), or the Board itself, to administer the U.S. Plan (the “Administrator”) and to prescribe, amend and rescind rules and regulations relating to the U.S. Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws (including qualifying for preferred tax treatment under applicable foreign tax laws) such as stock options granted in France.

The Administrator has determined that it is advisable to establish a sub-plan for the purpose of permitting such stock options granted to employees of a French Entity to qualify for favorable tax and social security treatment in France. The Administrator, therefore, intends to establish a sub-plan to the U.S. Plan for the purpose of granting options which qualify for the favorable tax and social security treatment in France applicable to options granted under Sections L. 225-177 to L. 225-186 of the French Commercial Code, as amended to eligible employees in France who are French tax resident and/or subject to the French social security contributions regime.

The terms of the U.S. Plan, as set out in Appendix 1 hereto, shall, subject to the following rules, constitute the Rules of the Ikanos Communications, Inc. Amended and Restated 2004 Equity Incentive Plan for the Grant of Stock Options to Employees in France (the “French Plan”).

Under the French Plan, the eligible employees will be granted only Options as defined in Section 2 below. The provisions of Sections 7, 8, 9, 10 and 11 of the U.S. Plan permitting the grant of restricted stock, restricted stock units, stock appreciation rights, performance units, performance shares and deferred stock units are not applicable to grants made under this French Plan. The grant of Options is authorized under Section 6 of the U.S. Plan.

2.   Definitions.   Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the U.S. Plan. The terms set out below will have the following meanings:

(a)    The term “Option”shall include both:

(i)     purchase stock options (rights to acquire Shares as defined by the U.S. Plan repurchased by the Company prior to the vesting of the options); or

(ii)    subscription stock options (rights to subscribe for newly issued Shares).

(b)    The term “Optionee”is defined as an eligible person granted an Option pursuant to Section 3 of the French Plan.

(c)    The term “Grant Date”shall be the date on which the Administrator both:

(i)     designates the Optionee; and

(ii)    specifies the terms and conditions of the Option, including the number of Shares and the method for determining the exercise price.

(d)    The term “Closed Period”shall mean the specific periods as set forth by Section L. 225-177 of the French Commercial Code, as amended, during which French qualifying Options cannot be granted.

(e)    The term “Disability”shall mean disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code and subject to fulfillment of related conditions.

(f)     The term “Effective Grant Date”shall be the date on which the Option is effectively granted (i.e., the date on which the condition precedent of the expiration of a Closed Period applicable to the Option, if any, is satisfied). Such condition precedent shall be satisfied when the Administrator or other authorized body shall determine that the grant of Options is no longer prevented under a Closed Period. If the Grant Date does not occur within a Closed Period, or if the Closed Periods are not applicable, the “Effective Grant Date”shall be the same day as the Grant Date.

(g)    The term “Exercise Eligibility Date”shall mean the date as from which Options become exercisable and shall be the expiration of the holding period as defined by Section 163 bis C of the French Tax Code.

3.   Entitlement to Participate.

(a)    Any Employee who, on the Effective Grant Date of the Option, is employed under the terms and conditions of an employment contract (“contrat de travail”) with a French Entity shall be eligible to receive Options under the French Plan, provided he or she also satisfies the eligibility requirements set forth in the U.S. Plan.

(b)    Options may not be issued to directors of a French Entity, other than the managing directors (Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the director is employed by the

French Entity, as defined by French law.

(c)    Notwithstanding any provision of the U.S. Plan, Options may not be issued under the French Plan to Optionees owning more than ten percent (10%) of the Company’s share capital or to individuals other than employees and corporate executives of a French Entity.

4.   Conditions of the Option/Exercise Price.

(a)    Notwithstanding any provision in the U.S. Plan, the exercise price and number of underlying Shares of the Options will not be modified after the Effective Grant Date except as provided in Section 6 of this French Plan, or as otherwise authorized by French law. To the extent that modifications are not limited to those described in Section 6, such modification may result in the Option not qualifying for favorable tax and social security treatment under French law.

(b)    The method for determining the exercise price per Share payable pursuant to Options issued hereunder shall be fixed by the Administrator on the Effective Grant Date. The exercise price will be the higher of:

(i)     with respect to purchase Options: the higher of either 80% of the average quotation price of such Shares during the 20 days of quotation immediately preceding the Effective Grant Date or 80% of the average purchase price paid for such Shares by the Company;

(ii)    with respect to subscription Options: 80% of the average quotation price of such Shares during the 20 days of quotation immediately preceding the Effective Grant Date; and

(iii)   the minimum exercise price permitted under the U.S. Plan, as determined on the Effective Grant Date.

5.   Exercise of an Option.

(a)   Exercisability.

The Options will become exercisable on the Exercise Eligibility Date as defined under Section 2 above. However, notwithstanding the above, in the event of the death of an Optionee, all of his or her outstanding Options shall become exercisable under the conditions set forth in Section 7 of the French Plan. In the event of death or Disability, the Options will qualify for favorable tax and social security treatment under French law even if the Shares are sold prior to the expiration of the applicable holding period, as provided in Section 163 bis C of the French Tax Code. In the event of an acceleration of the Exercise Eligibility Date of the Options, the Administrator may decide to impose a restriction on the sale or transfer of Shares as defined in Section 11 below.

(b)   Payment of Exercise Price and Withholding.

Notwithstanding any provision of the U.S. Plan, upon exercise of an Option, the full exercise price will be paid either in cash, by check or by wire transfer. Under a cashless exercise program, the Optionee may give irrevocable instructions to a stockbroker to properly deliver the exercise price to the Company. No delivery of prior owned Shares having a fair market value on the date of delivery equal to the aggregate option price of the Shares may be used as consideration for exercising the Options.

The Company and/or the French Entity shall be permitted to satisfy any income tax withholding or social security charges due at exercise or sale by withholding any such required amounts from wages or other cash compensation paid to the Optionee, within legal limits, as well as from stock sale proceeds to be paid to the Optionee or through withholding in Shares. If such amounts are due and are not withheld or to be withheld, the Company and/or the French Entity shall be permitted to acquire the amount due from the Optionee by means of check, cash or wire transfer and the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered.

(c)   Optionee’s Account.

The Shares acquired upon exercise of the Options will be recorded in an account in the name of the shareholder with a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with Applicable Law.

6.   Changes in Capitalization.   Notwithstanding any provision in the U.S. Plan, adjustments of the Option issued hereunder shall be made to preclude the dilution or enlargement of benefits under the Option only in the event of the occurrence of one of the events listed under Section L. 225-181 of the French Commercial Code and according to the provisions of Section L. 228-99 of the French Commercial Code, as amended, as well as according to specific decrees. Nevertheless, the Administrator may determine to make adjustments in the case of transactions for which adjustments are not authorized under French law, in which case the Options may no longer qualify for the favorable tax and social security regime. In that respect, the Administrator may at its sole discretion decide that the restriction on the sale or transfer of Shares as defined in Section 11 below will no longer apply.

7.   Death.   In the event of the death of an Optionee, all Options held by the Optionee shall become immediately vested and exercisable and may be exercised in full by his or her heirs or the legal representative of his or her estate, only within the six-month period following the death. Any Option that remains unexercised shall expire six months following the date of the Optionee’s death. The six-month exercise period will apply without regard to the term of the Option as described in Section 9 below.

8.   Adjustments and Change in Control.   In the event of a corporate transaction or Change in Control, as set forth in Section 15 of the U.S. Plan, adjustments to the terms and conditions of the French-qualified Options or underlying Shares may be made only in accordance with the

U.S. Plan and pursuant to applicable French legal and tax rules. Nevertheless, should the Administrator, at its discretion, decide to make adjustments in a manner that is not recognized as an adjustment under French law, then the Options may no longer qualify as French-qualified Options and the favorable tax and social security treatment may be lost.

9.   Term of the Options.   The term of the Options shall be no longer than ten (10) years from the Effective Grant Date or such shorter term as the Administrator may provide for, unless it is extended pursuant to the death provisions in Section 7.

10.   Non-Transferability of the Options.   Except in the case of death, Options cannot be transferred to any third party and are exercisable only by the Optionee during his or her lifetime.

11.   Restriction on Transfer of Shares.   Notwithstanding any provision of the U.S. Plan, the Company reserves the right to restrict the sale or transfer in any manner of any Shares acquired through the exercise of an Option for a period not to exceed three years from the date the Option is exercised.

12.   Interpretation.   It is intended that Options granted under the French Plan shall qualify for the favorable tax and social security treatment applicable to options granted under Sections L. 225-177 to L. 225-186 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration. The terms of the French Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant Guidelines published by French tax and social security administrations and subject to the fulfilment of legal, tax and reporting obligations.

13.   Employment Rights.   The adoption of this French Plan shall not confer upon the Optionees, or any employees of a French Entity, any employment rights and shall not be construed as a part of any employment contracts that a French Entity has with its employees.

14.   Amendments.   Subject to the terms of the U.S. Plan, the Administrator reserves the right to amend or terminate the French Plan at any time.

15.   Adoption.   The French Plan was adopted by the Administrator on July 5, 2006.

APPENDIX 1

[insert copy of the U.S. Plan]